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                             NEUMAN & DRENNEN, LLC
                               Attorneys at Law
                              TEMPLE-BOWRON HOUSE
                               1507 PINE STREET
                            BOULDER, COLORADO 80302
                           Telephone: (303) 449-2100
                           Facsimile: (303) 449-1045


                                August 27, 1999


Premier Concepts, Inc.
3033 S. Parker Road, Suite 120
Aurora, Colorado  80014

     Re:  S.E.C. Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Premier Concepts, Inc. (the "Company") in connection with a Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 505,000 shares of the Company's $.002 par value common stock (the "Common Stock") as more fully described in the Registration Statement. In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of 850,000,000 shares of Common Stock having a par value of $.002 each and 20,000,000 shares of Preferred Stock having a par value of $.10 each.

     3. The 505,000 shares of Common Stock being registered are lawfully and validly issued, fully paid and non-assessable shares of the Company's Common Stock.

                              Sincerely,


                              Clifford L. Neuman
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